EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                Avitar Announces $10 Million Financing Commitment

  Will Provide Working Capital for Expansion of Oral Fluid Diagnostics Business


CANTON, MA, February 4, 2005 -- Avitar, Inc. (AMEX: AVR) announced today that it entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP. Under the deal, signed as of February 1, 2005, Cornell Capital is committed to provide up to $10 million of equity financing which can be drawn by the Company in $250,000 tranches at any time over a 24-month period, subject to certain conditions and obligations.


Peter P. Phildius, Chairman and CEO commented, "This standby financing is part of our capital funding plan which we previously announced and discussed in our most recent annual report filed with the SEC. This Agreement offers funding flexibility and will provide us with the necessary working capital allowing us to continue to invest in the resources that we will need to enhance and expand our ORALscreen (TM) products business, which addresses the estimated $1.5 billion drugs-of-abuse testing market encompassing the corporate workplace and criminal justice markets."


For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital will pay the Company 99% of the lowest volume weighted average price of the Company's common stock as quoted by Bloomberg, L.P. for the 5 days immediately following the notice from the Company. Accordingly, the price paid by Cornell Capital for the Company's stock shall be determined as of the time immediately after each individual request for an advance under the Agreement.


Cornell Capital will also retain 4% of each advance under the Standby Equity Distribution Agreement. Cornell Capital's obligation to purchase shares of the Company's common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for shares of common stock sold under the Agreement and is limited to $250,000 per weekly advance and $1,000,000 per 30 days.


Cornell Capital Partners, LP was paid a one-time commitment fee equal to $115,000 by issuance of the Company's common stock. The Company also paid a placement agent fee equal to $10,000 by issuance of the Company's common stock. In each case, the common stock was valued at the volume weighted average price of the Company's common stock on February 1, 2005.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. . The securities described in this release have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration requirement.

About Avitar, Inc.


Avitar, Inc. develops, manufactures and markets innovative and proprietary products in the oral fluid diagnostic market, disease and clinical testing market, and customized polyurethane applications used in the wound dressing industry.. Avitar's products include ORALscreen(TM), the world's first non-invasive, rapid, onsite oral fluid test for drugs-of-abuse. Additionally, Avitar manufactures and markets HYDRASORB(TM), an absorbent topical dressing for moderate to heavy exudating wounds. In the estimated $25 billion in-vitro diagnostics market, Avitar is developing diagnostic strategies for disease and clinical testing. Some examples include influenza, diabetes and pregnancy. For more information, see Avitar's website at www.avitarinc.com.

Safe Harbor Statement. This release contains forward looking statements that are subject to risks and uncertainties including effective registration, financing risks and the development and marketing of new applications and other risks that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. In view of such risks and uncertainties, the Company's actual results could differ materially from those anticipated in such forward looking statements.

Company Contact :                  IR Contact:

Jay C. Leatherman                  Jim Chiafery
Avitar Inc.                        LaVoie Strategic Communications Group Inc.
781-821-2440                       781-596-0200 Ext. 104
jleatherman@avitarinc.com          jchiafery@lavoiegroup.com
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www.avitarinc.com                  www.lavoiegroup.com